EXHIBIT 99.1

Table of Contents

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Financial Officer (949)509-4440

DOWNEY FINANCIAL CORP. ANNOUNCES
SENIOR MANAGEMENT TRANSITION

          Newport Beach, California - January 23, 2004. Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE: DSL) announced today that Marangal "Marito" Domingo has been appointed President and Chief Executive Officer of both Downey Financial Corp. and Downey Savings and Loan Association, F.A., effective February 2, 2004. In addition, Mr. McAlister noted that Daniel D. Rosenthal, Downey’s current President and Chief Executive Officer, will continue to provide his experience and expertise to Downey, as he will remain on the Board of Directors and will be President of DSL Service Company, Downey’s successful real estate development subsidiary.

          Marito Domingo has over 20 years of financial services industry experience, having served most recently as Executive Vice President in charge of Capital Markets for the Home Loans and Insurance Services Group of Washington Mutual, Inc. That organization manages secondary marketing, product management for single family mortgage portfolio products, mortgage servicing assets, conduit operations and pricing strategy. Previously, Mr. Domingo has served as Senior Vice President and Treasurer at both Washington Mutual and American Savings, prior to the latter organization being acquired by Washington Mutual. In addition, he served as Vice President of Drexel Burnham Lambert’s Mortgage-Backed Securities Department. Mr. Domingo commented on his decision to join Downey: "Downey has been highly successful in serving communities throughout California and Arizona and at the same time bringing value to shareholders. This could have only been accomplished through the dedication of all the associates at Downey. I am excited about leading this team and building on what has made Downey successful. Downey will remain committed to the mission set by our founders 47 years ago, helping those in our communities to fulfill the American dream."

          Commenting on Mr. Domingo’s appointment, Mr. McAlister stated, "Downey remains highly committed to its efforts to build franchise value and to continue to improve its return on equity, thereby building shareholder value. Mr. Domingo’s experience in residential lending along with Downey’s strong capital base, positions Downey to take advantage of growth opportunities."

          Downey Financial Corp., headquartered in Newport Beach, California, has assets of $11.6 billion and is the parent company of Downey Savings and Loan Association, F.A., which has 169 branches throughout California and three in Arizona.